Exhibit 10.2

Loan Agreement Summary

1.	Lender and borrower:

Borrower: Weifang Lakeland Safety Products Co., Ltd. (“WF”)

Lender: Bank of China Anqui Branch (“BOC”)

2.	The borrowing amounts limit: RMB 5 million, WF can select the borrowing amounts within RMB 5 million (approximately USD $789,000).

3.	Borrowing method: Trading financial, WF is using last year’s line of credit and mortgaged the building property and land use which is valued at RMB 12,699,700 to the bank. The inventory evaluation fee was paid last year, so there is no fee this year.

4.	Interests: The annum interest rate is 7.0%. Monthly interest is RMB 29,167 which will be paid monthly.

5.	Borrowing period: up to one year. The longest borrowing period is one year beginning October 10, 2015 and ending October 9, 2016.